Exhibit 99(b)

GE Discusses Outlook for 2004 and 2005;
Will Increase Dividend For 28th Consecutive Year

     Fairfield, Conn., Nov. 19, 2003 – The transformation of GE's business portfolio for faster long-term growth in earnings, cash and returns is on track, GE Chairman and CEO Jeff Immelt told investors today.

     Immelt discussed the company's plan announced yesterday to pursue an initial public offering (IPO) of Genworth Financial, Inc., and made the following points about the company's earnings outlook:

  Fourth quarter earnings remain on track for $.45-$.47 per share, up approximately 45% from fourth quarter 2002. Eleven of GE's 13 businesses are expected to have double-digit earnings growth in the quarter. For the full year, cash flow from operating activities (CFOA) should be up 24% over the previous year to approximately $12.5 billion.*

  The Genworth Financial IPO significantly advances GE's financial services strategy, emphasizing faster-growth, higher-return businesses and eliminating "parent support debt" ahead of the company's plan.

  GE expects 2004 earnings from its businesses to be $1.55-$1.65 per share. Continued strong operating performance, with double-digit growth from 11 of 13 businesses, will be partially offset by the impact of lower pension income (a non-cash item) and the final year of lower earnings at Power Systems as a result of declining gas turbine sales.*

  GE estimates that 2004 earnings reflecting the impact of the Genworth, Amersham and Vivendi Universal Entertainment transactions (assuming for this purpose that they all closed at mid-year), would be $1.50-$1.60 per share. The combined impact of the Amersham and VUE transactions would be modestly dilutive, as six months of earnings in the second half of the year would only partially offset the effect of issuing additional shares.*

  With strong cash growth anticipated in 2004, the company intends to increase its quarterly dividend 5% to $.20 per share. CFOA is expected to increase 10-15% over 2003. This will be the 28th consecutive year in which GE has increased its dividend.*

  GE is positioned for double-digit growth in 2005. "We have strong operating momentum through 2004 and into 2005," Immelt said. "Eleven of our 13 businesses should be growing double-digit, with Power Systems increasing earnings on the strength of its service business and growth platforms. At the same time, we will enjoy a full year of earnings from the exciting transactions that will create GE Healthcare Technologies and NBC Universal."*

     "The transactions we have announced in the last 45 days deliver the major elements of our portfolio transformation," Immelt said. "We have built a stronger company with a faster-growth set of businesses. GE is in great shape."

     GE will discuss its outlook in greater detail at its regular annual outlook meeting for investors on December 16.

     This press release is not an offer to sell, or solicitation of offers to buy, any securities.

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     GE (NYSE: GE) is a diversified technology and services company dedicated to creating products that make life better. From aircraft engines and power generation to financial services, medical imaging, television programming and plastics, GE operates in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company's Web site at www.ge.com.

* The forward looking statements in this document relating to the financial performance of GE have not been prepared or verified to the standards required by the UK City Code on Takeovers and Mergers, including its requirements for reports by auditors and financial advisors.

The contents of this document are not intended to mean that GE earnings or earnings per share for any period will necessarily exceed those of any prior year.

Caution Concerning Forward-Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to our plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.

Contact: General Electric, Fairfield
David Frail, 203/373-3387
david.frail@corporate.ge.com